Exhibit 10.3

LONG TERM INCENTIVE RESTRICTED STOCK UNIT AGREEMENT

PURSUANT TO THE JOHN BEAN TECHNOLOGIES CORPORATION

INCENTIVE COMPENSATION AND STOCK PLAN

This Agreement is made as of September 9, 2013 (the "Grant Date") by JOHN BEAN TECHNOLOGIES CORPORATION, a Delaware corporation, (the "Company") and Thomas Giacomini (the "Employee").

In 2008, the Board of Directors of the Company (the “Board”) adopted the John Bean Technologies Corporation Incentive Compensation and Stock Plan (the "Plan"). The Plan, as it may be amended and continued, is incorporated by reference and made a part of this Agreement and will control the rights and obligations of the Company and the Employee under this Agreement. Except as otherwise expressly provided herein, all capitalized terms have the meanings provided in the Plan. To the extent there is a conflict between the Plan and this Agreement, the provisions of the Plan will control.

The Compensation Committee of the Board (the “Committee”) determined that it would be to the competitive advantage and interest of the Company and its stockholders to grant an award of restricted stock units to the Employee as an inducement for the Employee to join the Company, and as an incentive for Employee’s efforts during such service.

The Committee, on behalf of the Company, grants to the Employee an award of 114,498 restricted stock units (the “RSUs”), which is equal to an equivalent number of shares of the Company’s common stock, par value of $.01 per share (the "Common Stock").

The award is made upon the following terms and conditions:

1.     Vesting. The RSUs will vest in 50% increments on each of the first and second anniversaries of the Grant Date (each, a “Vesting Date”); provided that (i) the Employee remains continuously employed through the applicable vesting date and (ii) for the period from September 9, 2013 through December 31, 2013, the Company attains, and the Committee certifies, the achievement of $19 million in Earnings Before Interest, Taxes, Depreciation and Amortization, with such achievement determined in accordance with the methodology used for determining such measure under the Company’s 2013 Annual Cash Management Incentive Plan but prior to any special charges against earnings approved by the Committee under the 2013 Annual Cash Management Incentive Plan. Upon the applicable Vesting Date, the vested RSUs will be immediately settled in shares of Common Stock and will be immediately transferable thereafter. Notwithstanding the foregoing and subject to Section 14 hereof and Employee’s execution of a release of claims in favor of the Company in accordance with Section 5(f) of the Employment Agreement, dated August 22, 2013, between the Company and Employee, the RSUs will vest in the event of the Employee’s death, Disability, termination by the Company without Cause or termination by the Employee due to Good Reason, or a Change in Control of the Company, provided that the above performance condition has been, or if occurring before December 31, 2013 is, achieved, and such RSUs will be immediately settled in shares of Common Stock and be immediately transferable thereafter (but in any event within 70 days of the qualifying vesting event or, if such vesting event occurs on or prior to December 31, 2013, within 70 days following December 31, 2013). All RSUs will be forfeited upon termination of the Employee's employment with the Company before the Vesting Date for a reason other than death, Disability, termination by the Company without Cause or termination by the Employee due to Good Reason. For purposes of this Agreement, (i) Cause shall have the meaning provided in the Amended and Restated Executive Severance Agreement, dated as of September 9, 2013, between the Company and Employee, (ii) Good Reason shall have the meaning provided in the Employment Agreement, dated as of August 22, 2013, between the Company and Employee and (iii) Disability shall have the meaning provided in Section 409A(a)(2)(c) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.     Adjustment. The Committee shall make equitable substitutions or adjustments in the RSUs as it determines to be appropriate in the event of any corporate event or transaction such as a stock split, merger, consolidation, separation, including a spin-off or other distribution of stock or property of the Company, reorganization or any partial or complete liquidation of the Company.

3.     Rights as Stockholder.

(a)      Until the RSUs vest and are settled in shares of Common Stock, the Employee shall have no rights as a stockholder of the Company. The vested RSUs will be settled in shares of Common Stock and issued in the form of a book entry registration.

(b)      Prior to the applicable Vesting Date, the Employee may not vote, sell, exchange, transfer, pledge, hypothecate or otherwise dispose of any of the RSUs. The RSUs have Dividend Equivalent Rights subject to the same vesting requirements as stated in Section 1 of this agreement and such rights are subject to forfeiture to the same extent as the underlying RSUs.

4.     No Limitation on Rights of the Company. The granting of RSUs will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

5.     Employment. Nothing in this Agreement or in the Plan will be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Company will continue to employ the Employee, or as affecting in any way the right of the Company to terminate the employment of the Employee at any time.

6.     Government Regulation. The Company's obligation to deliver Common Stock following the Vesting Date will be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

7.     Withholding. The Company will comply with all applicable withholding tax laws, and will be entitled to take any action necessary to effectuate such compliance. The Company may withhold a portion of the Common Stock to which the Employee or beneficiary otherwise would be entitled equivalent in value to the taxes required to be withheld, determined based upon the Fair Market Value of the Common Stock. For purposes of withholding, Fair Market Value shall be equal to the closing price of the Common Stock on the Vesting Date, or, if the Vesting Date is not a business day, the next business day immediately following the Vesting Date. Common Stock withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate.

8.     Notice. Any notice to the Company provided for in this Agreement will be addressed to it in care of its Secretary, John Bean Technologies Corporation, 70 West Madison Street, Suite 4400, Chicago, Illinois 60602, and any notice to the Employee (or other person entitled to receive the RSUs) will be addressed to such person at the Employee’s address now on file with the Company, or to such other address as either may designate to the other in writing. Any notice will be deemed to be duly given when enclosed in a properly sealed envelope addressed as stated above and deposited, postage paid, in a post office or branch post office regularly maintained by the United States government.

9.     Administration. The Committee administers the Plan. The Employee’s rights under this Agreement are expressly subject to the terms and conditions of the Plan, a copy of which may be accessed through the Fidelity NetBenefits website, including any guidelines the Committee adopts from time to time.

10.     Binding Effect. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

11.     Sole Agreement. This Agreement is the entire agreement between the parties to it, and any and all prior oral and written representations are merged into this Agreement. This Agreement may only be amended by written agreement between the Company and the Employee. Employee expressly acknowledges that the form of the grant agreement that the Employee accepts electronically through the Fidelity NetBenefits website is intended to facilitate the administration of this RSU award and may not be a full version of this Agreement due to limitations inherit in such website that are imposed by Fidelity. The terms of this Agreement will govern the Employee’s award in the event of any inconsistency with the agreement viewed or accepted by the Employee on the Fidelity NetBenefits website.

12.     Governing Law. The interpretation, performance and enforcement of this Agreement will be governed by the laws of the State of Delaware.

13.     Privacy. Employee acknowledges and agrees to the Company transferring certain personal data of such Employee to the Company for purposes of implementing, performing or administering the Plan or any related benefit. Employee expressly gives his consent to the Company to process such personal data.

14.      Code Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. In the event the terms of this Agreement would subject Employee to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Employee shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. To the extent the RSUs under this Agreement are payable by reference to Employee’s “termination of employment” such term and similar terms shall be deemed to refer to Employee’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, to the extent the RSUs constitute nonqualified deferred compensation, within the meaning of Section 409A, then (i) if such RSUs are conditioned upon Employee’s execution of a release and are scheduled to be paid during a designated period that begins in one taxable year and ends in a second taxable year, such RSUs shall be paid in the later of the two taxable years and (ii) if Employee is a specified employee (within the meaning of Section 409A of the Code) as of the date of Employee’s separation from service, if such RSUs are payable upon Employee’s separation from service and would have been paid prior to the six-month anniversary of Employee’s separation from service, then the payment of such RSUs shall be delayed until the earlier to occur of (A) the first day of the seventh month following Employee’s separation from service or (B) the date of Employee’s death.

Executed as of the Grant Date.

JOHN BEAN TECHNOLOGIES CORPORATION

By:	/Mark Montague/	/Tom Giacomini/
	Vice President, Human Resources	Employee

09/10/13
Acceptance Date

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.